NAPSTER ENDS FIRST FULL FISCAL YEAR WITH OVER 410,000
SUBSCRIBERS; RAISES FOURTH QUARTER REVENUE GUIDANCE

LOS ANGELES, April 5, 2005 -- Napster, Inc. (NASDAQ: NAPS), the biggest brand in digital music, announced today that its subscriber base grew by 143,000 in the fourth quarter, raising Napster’s subscriber base to a total of over 410,000, including 56,000 university subscribers. This represents a sequential quarterly increase in subscribers of over 53% percent and continues Napster’s rapid growth rate of its subscriber base and its pioneering Napster To GoTM portable subscription service, the first of its kind in the world. Based on strong subscriber uptake and stronger than anticipated sales of downloads to subscribers, Napster is raising its fourth quarter revenue estimate to between $16.5 and $17.5 million.

“We believe Napster continues to be the fastest growing music subscription service in the industry and we are very pleased with the excitement demonstrated by consumers and the press over Napster To Go,” said Chris Gorog, Napster’s chairman and CEO. “Our innovative Napster To Go marketing campaign has lead to a very strong increase in consumer awareness as music fans are ‘doing the math’ and discovering the incredible value and excitement of a Napster subscription. We were also delighted to see that our new Napster To Go subscribers exhibited a strong appetite for purchasing pay-per-download music as well and are therefore raising our sales guidance for the quarter.”

In the weeks since its launch, Napster To Go has received significant critical acclaim in leading business and consumer media outlets including the Associated Press, CNET, The New York Times, The San Jose Mercury News and USA Today and was recently named Editors Choice and Product of the Month by PC Magazine. In addition, prominent industry analysts have shown keen support of Napster’s digital music subscription model.

Quarterly Conference Call Information
Napster’s management will host a conference call to discuss its fourth quarter and fiscal 2005 results on May 11, 2005 at 2 PM PT. To participate on the call, analysts and investors may dial 800-218-0713. The call will also be webcast from the investor relations section of the Napster website at www.napster.com.

About Napster
Napster, the biggest brand in digital music, is a subscription service that enables fans to freely sample the world’s largest and most diverse online collection of music and move an unlimited amount of songs to compatible MP3 players. Napster (www.napster.com) members have access to songs from all major labels and hundreds of independents and have more ways to discover, share and acquire new music and old favorites with community features like the ability to email tracks to friends and browse other members' collections. Napster also offers Napster Light, a "lighter" version of the service for those who just want to purchase songs and albums a la carte. Napster is currently available in the United States, Canada and the U.K. and is headquartered in Los Angeles with offices in San Jose, San Diego, New York and London.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release, in particular matters related to Napster's future revenue and the continued and future success of Napster To Go are forward-looking statements that are subject to certain risks and uncertainties such as decreased demand for our products and services; flaws inherent in our products or services; failure of our products to interoperate with the hardware products of our customers, intense competition; failure to maintain relationships with strategic partners and content providers, and general economic conditions, that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on February 9, 2005, copies of which are available at the website maintained by the SEC at http://www.sec.gov . Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2005 Napster, LLC All Rights Reserved. Napster, the Napster Kitty Logo, Napster To Go and Napster Light are either trademarks or registered trademarks of Napster, LLC in the United States and/or other countries.

Napster Contact:
Dana M. Harris
Napster
310-281-5073
dana.harris@napster.com

Investor and Media Contacts:
Alex Wellins or Jennifer Jarman
The Blueshirt Group
415-217-7722
alex@blueshirtgroup.com; jennifer@blueshirtgroup.com